THIS LOAN AGREEMENT NO. 1 dated as of August 25, 2022

BETWEEN:	KWESST MICRO SYSTEMS INC., as Borrower;

AND:	WALLEYE OPPORTUNITIES MASTER FUND LTD, as Lender;

WITNESSETH:

WHEREAS the Borrower wishes to borrow certain monies from the Lender, and the Lender is prepared to lend a portion of such monies to the Borrower upon the terms and subject to the conditions herein contained;

NOW THEREFORE in consideration of the premises, the mutual covenants contained herein and for other consideration, the receipt and sufficiency of which are acknowledged, the Parties have agreed as follows:

ARTICLE 1

INTERPRETATION

1.1 General Definitions

The capitalized words and expressions, wherever used in this Agreement or in any agreement ancillary hereto, unless there be something in the subject or the context inconsistent therewith, shall have the meaning ascribed thereto in Schedule "A".

1.2 References to Agreements

Each reference in this Agreement to any agreement (including this Agreement and any other defined term that is an agreement) shall be construed so as to include such agreement (including any attached schedules) and each amendment, supplement, amendment and restatement, novation and other modification made to it at or before the time in question.  The terms "this Agreement", "this Loan Agreement", "hereof", "hereunder" and similar expressions refer to this agreement and not to any particular Article, Section, subsection, paragraph, subparagraph, clause or other portion of this agreement.

1.3 Headings, etc.

The division of this Agreement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Loan Agreement no. 1  - Page 2

1.4 Number and Gender

In this Agreement, words in the singular (including defined terms) include the plural and vice versa (the necessary changes being made to fit the context) and words in one gender include all genders.

ARTICLE 2

THE LOAN

2.1 Loan

The Lender agrees, upon the terms and subject to the conditions of this Agreement, to lend to the Borrower, an amount of USD$ 200,000.00, on an unsecured basis.

2.2 Expenses

The Lender shall retain an amount of USD$ 2,500.00 from the Loan in order to cover its expenses disbursed in connection with this Agreement.

2.3 Purpose of the Loan

The Loan shall be used by the Borrower for general corporate purposes.

2.4 Maturity Date

The Principal at Maturity and interest accrued thereon must be repaid on the earlier of (i) the date that is twelve (12) months and one (1) day from the Closing Date and (ii) the acceleration of the Loan pursuant to Section 12.1 below (such date, the "Maturity Date").

2.5 Voluntary Repayment of Loan

The Borrower may, at any time prior to the close of business on the Maturity Date, voluntarily repay the whole or any part of the Loan, without penalty or premium, by issuing a Repayment Notice to the Lender. Any Repayment Notice shall be delivered to the Lender at least three (3) Business Days prior to the effective date of the relevant voluntary repayment.

ARTICLE 3

INTEREST AND BONUS SHARES

3.1 Interest on Loan

The Borrower shall pay the Lender interest on the outstanding balance of the Loan at a rate per annum equal to six percent (6.0%), compounded monthly and not in advance. After an Event of Default, interest on the Loan will accrue, from the date of such Event of Default, at a rate per annum of eighteen percent (18%), compounded monthly.

Loan Agreement no. 1  - Page 3

3.2 Computation of Interest

3.2.1 Interest in respect of the Loan shall be computed on the basis of a 365-day year for the actual number of days elapsed;

3.2.2 Interest payable on the Loan is calculated upon the daily outstanding balance of the Loan from and including the date it is advanced until, but excluding, the date it is repaid in full.

3.3 Annual Equivalents

For the purposes of the Interest Act (Canada), the annual rates of interest to which are equivalent the rate determined in accordance with the provisions of Section 3.1 are the following rate: (the quoted rate) x (number of days in the year) ÷ 365 = % per annum.

3.4 Payment of Interest

Interest shall be paid in cash by the Borrower at the Maturity Date (the "Interest Payment Date"). Interest shall accrue from the date of the Closing Date to the date of payment in full of the Principal at Maturity, together with any accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder.

3.5 Bonus Shares

On the Closing Date, the Borrower will issue in favour of the Lender an aggregate number of common shares in the share capital of the Borrower (collectively, the "Bonus Shares"). In connection therewith, the Lender acknowledges and recognizes the following:

3.5.1 the Lender shall receive the number of Bonus Shares as is equal to twenty percent (20%) of the total dollar amount of the Loan, (i) multiplied by the average daily Canadian foreign exchange rate as published by the Bank of Canada, and (ii) divided by the Market Price of the common shares of the Borrower on the Exchange, on the date that is immediately prior to the date of the news release of the Borrower announcing the Loan; and

3.5.2 the Bonus Shares will be subject to a four (4) month and one (1) day hold period from the date of issuance as required under Applicable Law.

ARTICLE 4

MANNER OF PAYMENTS

4.1 Currency of Payments

All payments or repayments, as the case may be, of the Principal at Maturity or any part thereof or of interest shall be made in United States Dollars (USD) only.

Loan Agreement no. 1  - Page 4

4.2 Payment on Any Business Day by 3:00 P.M. (Eastern Time)

Whenever any payment or repayment falls due on a day which is not a Business Day, such payment or repayment shall be made on the next following Business Day. Furthermore, any amount received after 3:00 P.M. (Eastern Time) on any Business Day shall be applied to the appropriate payment or repayment which was required to be made on such Business Day, on the next following Business Day. Until so applied, interest shall continue to accrue as provided in this Agreement on the amount of such payment or repayment.

ARTICLE 5

CONDITIONS PRECEDENT

5.1 Closing Conditions

Closing shall occur upon the following conditions precedent being met to the satisfaction of the Lender or, as the case may be, waived by the Lender (the date on which such conditions precedent shall be met shall be referred to herein as the "Closing Date"):

5.1.1 the Parties shall have received satisfactory evidence that the board of directors of the Borrower has approved the transactions contemplated in this Agreement;

5.1.2 the Parties shall have received an executed copy of this Agreement;

5.1.3 the Lender shall have received satisfactory evidence that the Borrower has received all necessary third-party acknowledgements and consents in connection with this Agreement and the other Loan Documents;

5.1.4 the Lender shall have received a certificate or a direct registration statement evidencing the Bonus Shares and the issue thereof;

5.1.5 the Lender shall have received satisfactory evidence that the Borrower has received all required regulatory approvals including the approval of the Exchange;

5.1.6 no Default or Event of Default shall have occurred and be continuing;

5.1.7 the representations and warranties made by the Borrower under this Agreement, are true and correct in all material respects as of the Closing Date;

5.1.8 no Material Adverse Effect, as determined by the Lender in its reasonable discretion, shall have occurred and be continuing;

5.1.9 the Parties shall have received an executed copy of the Concurrent Loan Agreement; and

5.1.10 the Parties shall have received executed copies of the Call Option Agreements.

Loan Agreement no. 1  - Page 5

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF
THE BORROWER

To induce the Lender to make the Loan available to the Borrower, the Borrower represents and warrants to and in favour of the Lender as follows:

6.1 Existence

The Borrower is a corporation duly and validly incorporated or formed, organized, existing and in good standing under the Laws of its jurisdiction of organization.

6.2 Authority

The Borrower has the legal capacity to (i) enter into this Agreement and the other Loan Documents, (ii) own and hold under lease its property, and (iii) conduct business substantially as presently conducted.

6.3 Due Authorization

The Borrower has taken all necessary action to authorize the execution and delivery of this Agreement and the other Loan Documents, the creation and performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated herein and therein. The Borrower has duly executed and delivered this Agreement and the other Loan Documents.

6.4 Enforceability

Each of the Loan Documents constitutes legal, valid and binding obligations of the Borrower, enforceable against it in accordance with its terms, subject only to those provisions of applicable laws relating to bankruptcy, insolvency, winding-up, dissolution, administration, reorganization, arrangement or other statutes or judicial decisions affecting the enforcement of creditors' rights in general and to general principles of equity under which specific performance and injunctive relief may be refused by a court in its discretion.

6.5 Authorizations from Governmental Authorities and other Persons

The Borrower has obtained all Authorizations of or from all Governmental Authorities or other Persons which are necessary or required to authorize the execution and delivery of this Agreement, the other Loan Documents and to execute its obligations hereunder and thereunder.

6.6 Accuracy of Information

No information furnished by the Borrower to the Lender in connection with any of the Loan Documents contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made and as of the date made. No undisclosed fact or liability is currently known to the Borrower which, in the Lender's reasonable discretion, has or could be expected to have a Material Adverse Effect.

Loan Agreement no. 1  - Page 6

6.7 Validity of Loan Documents - Non-Conflict

None of the authorization, execution, delivery or performance of the Loan Documents by the Borrower, nor the consummation of any of the transactions contemplated in the Loan Documents to which Borrower is a party conflicts with, contravenes or gives rise to any default under the provisions of any indenture, instrument, agreement or undertaking to which the Borrower is a party or by which the Borrower may be, or any of its Business Assets are or may become bound or any Applicable Law.

6.8 No Material Adverse Effect

Since March 31, 2022 (being the date of the last quarterly financial statements of the Borrower), there has been no undisclosed change and no undisclosed event has occurred which could reasonably be expected to have a Material Adverse Effect.

6.9 No Default

No Default has occurred which has not been disclosed to the Lender and either remedied or expressly waived by the Lender in writing.

6.10 Taxes

The Borrower has paid and discharged, and has caused its Material Subsidiaries to pay and discharge, all Taxes payable by it or its Material Subsidiaries when due except with respect to any such Tax which is being contested in good faith by appropriate proceedings and which is not required, by Applicable Law, to be paid prior to such contestation and for which appropriate reserves have been provided in its books and as to which neither any Lien has attached nor any foreclosure, distraint, seizure, attachment, sale or similar proceedings shall have been commenced, and the charges, accruals and reserves on its books in respect of Taxes are adequate, in its judgment.

ARTICLE 7

POSITIVE COVENANTS OF
THE BORROWER

So long as the Principal at Maturity or any other amount payable hereunder is outstanding and unpaid, and unless the Lender shall otherwise consent in writing, the Borrower hereby covenants that:

7.1 Payment of Principal, etc.

The Borrower will pay when due any amount owed to the Lender under this Agreement or any other Loan Document in principal, interest and fees.

Loan Agreement no. 1  - Page 7

7.2 Preservation of Existence, etc.

The Borrower will preserve and maintain its existence and preserve and maintain all Authorizations and registrations necessary or required in the normal conduct of its business and qualify and remain qualified and authorized to do business in each jurisdiction in which it carries on business or owns or leases material Business Assets.

7.3 Listing on the Exchange

The Borrower's common shares shall remain listed on the Exchange and the Borrower shall comply in all material respects with the rules and policies of such exchange and all applicable securities laws, rules and regulations.

7.4 Operations ran in the Normal Course of Business/Subsidiaries

The Borrower will run its operations in the normal course of business as currently operated by the Borrower. The Borrower shall cause its Material Subsidiaries to abide by all the covenants set forth in Article 7 and Article 8 of this Agreement.

7.5 Use of Loan

The Borrower shall use the Loan exclusively for the purposes set out in Section 2.3.

7.6 Authorizations

The Borrower will maintain, and take all actions necessary to maintain, in full force and effect the action taken by it to authorize the execution, delivery and performance in accordance with their respective terms of this Agreement, of the other Loan Documents and the consummation of the transactions contemplated herein and therein. The Borrower will obtain and maintain any Authorization of or from any Governmental Authority necessary or required under Applicable Law in order to carry on its business.

7.7 Compliance with Applicable Law

The Borrower will comply with Applicable Law in all material respects.

7.8 Payment of Taxes and Claims

The Borrower will pay and discharge all Taxes imposed upon it or upon its income, capital or profits or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for rents, labour, materials and supplies which, if unpaid, might become a Lien upon any of its properties; provided, however, that, no such Tax need be paid which is being contested in good faith by appropriate proceedings and for which appropriate reserves shall have been set aside on the appropriate books, but only so long as such Tax does not become a Lien, and no foreclosure, distraint, seizure, attachment, sale or similar proceedings shall have been commenced.

Loan Agreement no. 1  - Page 8

ARTICLE 8

NEGATIVE COVENANTS OF
THE BORROWER

So long as the Principal at Maturity or any other amount payable hereunder is outstanding and unpaid and unless the Lender shall otherwise consent in writing, which consent shall not be unreasonably withheld, the Borrower hereby covenants that:

8.1 Liens

Other than any Liens existing on the Closing Date, which are listed in Schedule "B" hereto, and Liens securing Indebtedness incurred in respect of equipment financed by way of conditional sales contracts or capital lease agreements, the Borrower shall not grant or permit to exist any Lien of any kind with respect to any of the Borrower's or any of its Material Subsidiaries' Business Assets.

8.2 Change in Business

The Borrower will not change the nature of its business or the business of any of its Material Subsidiaries in any material respect.

8.3 Affiliate Transactions

The Borrower shall not (i) create any new Material Subsidiary not consistent with the Borrower's normal course of business or (ii) enter into or be a party to any transaction with any Material Subsidiary or director, officer, or employee of the Borrower or its Material Subsidiaries, except for routine employment and consulting transactions between the Borrower or its Material Subsidiaries and any of their respective directors, officers or employees regarding base salaries and customary employee benefits, consulting fees and equity incentive compensation made in the ordinary course of business.

ARTICLE 9

INFORMATION COVENANTS OF THE BORROWER

So long as the Principal at Maturity or any other amount payable hereunder is outstanding and unpaid and unless the Lender shall otherwise consent in writing, the Borrower covenants and agrees that:

9.1 Notice of Litigation and Other Matters

The Borrower shall furnish to the Lender prompt notice of the following events after the Borrower has become aware thereof and has made a reasonable determination with respect thereto:

9.1.1 the commencement of all litigations against the Borrower, or in any other way relating adversely to the Borrower or any of its Business Assets which, if adversely determined, singly or when aggregated with all other such litigations, could, in the Lender's reasonable discretion, have a Material Adverse Effect;

Loan Agreement no. 1  - Page 9

9.1.2 any event or events which, singly or in the aggregate, could, in the Lender's reasonable discretion, reasonably be expected to have a Material Adverse Effect; and

9.1.3 any Default or Event of Default.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES
OF THE LENDER

The Lender hereby represents and warrants to and in favour of the Borrower as follows:

10.1 Existence

If the Lender is a corporation, it has been duly and validly incorporated or formed, organized, existing and in good standing under the Laws of its jurisdiction of organization.

10.2 Authority and Enforceability

The Lender has the legal capacity to enter into this Agreement and as applicable, the other Loan Documents.

10.3 Due Authorization

If the Lender is a corporation, it has taken all necessary action to authorize the execution and delivery of this Agreement and the other Loan Documents, the creation and performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated herein and therein. The Lender has duly executed and delivered this Agreement and the other Loan Documents.

10.4 Enforceability

This Agreement constitutes legal, valid and binding obligations of the Lender, enforceable against it in accordance with its terms, subject only to laws relating to bankruptcy, insolvency, winding-up, dissolution, administration, reorganization, arrangement or other statutes or judicial decisions affecting the enforcement of creditors' rights in general and to general principles of equity under which specific performance and injunctive relief may be refused by a court in its discretion.

10.5 Prospectus Exemption

The Lender is acquiring the Bonus Shares and the Shares for Debt, if applicable, as principal pursuant to an exemption from the prospectus requirements under section 2.3(1) of NI 45-106, being an "accredited investor" as defined under paragraph (m) of such definition in NI 45-106.

Loan Agreement no. 1  - Page 10

10.6 Source of Funds

The funds representing the Loan do not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the "PCMLA") and the Lender acknowledges that the Borrower may in the future be required by law to disclose the Lender's name and other information relating to this Agreement and the Lender's Loan hereunder, on a confidential basis, pursuant to the PCMLA. To the best of the Lender's knowledge, none of the funds to be paid by the Lender: (i) have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada, the United States or any other jurisdiction; or (ii) are being tendered on behalf of a person or entity who has not been identified to the Lender, and the Lender shall promptly notify the Borrower if the Lender discovers that any of such representations ceases to be true, and shall provide the Borrower with appropriate information in connection therewith.

10.7 Counsel

The Lender is solely responsible for obtaining such tax, investment, legal and other professional advice as it considers appropriate in connection with the execution, delivery and performance by it of this Agreement, any other Loan Document and the transactions contemplated hereunder.

ARTICLE 11

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default (each such event being herein referred to as an "Event of Default"):

11.1 Non-Payment

The Borrower fails to pay when due (i) any amount of principal owed by it and outstanding hereunder or under any similar loan agreement or (ii) any amount of accrued interests outstanding hereunder or under any similar loan agreement, and such Default referred to in clause (ii) shall not be remedied within five (5) Business Days following written notice of such Default by the Lender to the Borrower.

11.2 Misrepresentation/Notice Failure

Any representation or warranty made or deemed made by the Borrower under this Agreement or under any similar loan agreement, is found to have been, when made or deemed made, either incorrect or inaccurate in any material respect, or, Borrower fails to provide a Default Notice or a Similar Loan Default Notice as required under Section 15.1 hereunder.

11.3 Covenants

The Borrower fails to perform, observe or comply with any other term, covenant or agreement contained in this Agreement or in any similar loan agreement, and such failure remains unremedied for thirty (30) days following written notice of such failure by the Lender.

Loan Agreement no. 1  - Page 11

11.4 Insolvency

An Insolvency Event shall have occurred.

11.5 Material Adverse Effect

An event or series of events occurs that, in the Lender's reasonable discretion, results or could reasonably be expected to result in a Material Adverse Effect.

11.6 Unsatisfied Awards

Any one or more judgments are entered against the Borrower which judgments are not vacated, discharged, stayed or bonded pending appeal within thirty (30) days of the entry thereof or shall not have been vacated or discharged prior to the expiration of any such stay and involve a liability (not paid or fully covered by insurance) the amount of which, singly or when aggregated with all such liabilities of the Borrower exceeds CDN$1,000,000.

11.7 Change of Control

The Borrower is party to a Change of Control Transaction or otherwise agrees to sell or dispose of all or in excess of 33% of its Business Assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction).

ARTICLE 12

REMEDIES

12.1 Termination and Acceleration

12.1.1 If an Event of Default shall have occurred and be continuing, the Lender may declare the Loan to be cancelled and accelerated (other than with respect to any Event of Default pursuant to Section 11.1 hereunder, in which case, the Principal at Maturity shall be automatically and immediately due and payable without need of any Lender action) or take any other action, commence any other suit, action or proceeding or exercise such other rights as may be permitted by Applicable Law (whether or not provided for under this Agreement) at such times and in such manner as the Lender may consider expedient, all without any additional notice, demand, presentment for payment, protest, noting of protest, dishonour, notice of dishonour or any other action being required.

12.1.2 If the Loan is declared cancelled and accelerated pursuant to Section 12.1.1 hereunder, the Borrower may, subject to the prior approval of the Lender, apply to the Exchange in order to repay the Principal at Maturity and any amount of accrued interests on the Loan outstanding in common shares in accordance with Policy 4.3.

Loan Agreement no. 1  - Page 12

12.2 Compensation and Set-Off

12.2.1 In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, after the occurrence of an Event of Default, the Lender is hereby authorized by the Borrower, at any time and from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to effect compensation, to set-off and to appropriate and to apply any and all deposits (general or special, time or demand, including Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured), and any other Indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Lender hereunder, although said obligations and liabilities, or any of them, shall be contingent or unmatured.

12.2.2 For the purposes of the application of this Section, the Parties agree that the benefit of any term applicable to any Lender's deposit, credit indebtedness, liability or obligation referred to in this Section shall be lost immediately before the time when the Lender exercises its rights under this Section in respect of such deposit, credit indebtedness, liability or obligation of the Lender.

12.2.3 Furthermore, in the exercise of its rights under this Section, where any Indebtedness of the Lender to the Borrower is not outstanding in the same currency as the Indebtedness of the Borrower to the Lender, then the Lender may effect all currency conversions with respect to any such Indebtedness as it considers appropriate in accordance with its normal practices by using its own rate of exchange in effect on the Business Day preceding that on which it exercised its rights under this Section.

ARTICLE 13

TAXES AND OTHER CHARGES

13.1 No Payment of Additional Amounts

To the best of the knowledge of the Parties, as of the date of this Agreement, the Borrower is not required by Law to make any deduction or withholding in respect of any Taxes imposed on the Lender from any amount payable under this Agreement (the "Withholding Taxes"). However, if the Borrower, after the date hereof, becomes aware of circumstances giving rise to Withholding Taxes (including pursuant to a change in Law), then the Borrower shall inform the Lender in writing of the reasons giving rise to such Withholding Taxes and remit to the relevant Governmental Authority such Withholding Taxes. To the extent the Borrower deducts or retains any amount otherwise due and payable hereunder to the Lender to cover any Withholding Taxes, such amount shall be increased so that the Lender receives an amount equal to the total amount the Lender would have received had no amount been deducted or retained by the Borrower for such Withholding Taxes.

Loan Agreement no. 1  - Page 13

ARTICLE 14

PARTICIPATION RIGHT AND AGREEMENT TO LOCK-UP

14.1 Participation right

14.1.1 The Lender shall have the right to participate in any Subsequent Financing, on the same terms and at the same price per security as the investors in the Subsequent Financing, by purchasing up to such number of securities to be issued in such Subsequent Financing representing a hundred percent (100%) of the aggregate amount of the Principal at Maturity.

14.1.2 The Borrower shall provide at least five (5) days' notice to the Lender prior to the initial closing of the Subsequent Financing.

14.2 Agreement to Lock-Up

14.2.1 The Lender hereby agrees that it will not, without the prior written consent of the Borrower, during the period commencing on the date of the closing of the Qualified Offering and ending ninety (90) days thereafter: (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Bonus Shares or any Shares for Debt held immediately prior to the closing of the Qualified Offering; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of  such securities.

14.2.2 The Lender further agrees to execute such agreements as may be reasonably requested by the Borrower that are consistent with this Section 14.2 or that are necessary to give further effect thereto.

ARTICLE 15

MISCELLANEOUS

15.1 Seniority

The indebtedness evidenced by this Loan Agreement and the payment of the principal, interest, fees, penalties or other amounts due or payable hereunder shall be Senior to, and have priority in right of payment over, all indebtedness of the Borrower, now outstanding or hereinafter incurred. "Senior" as used herein shall be deemed to mean that, in the event of any default in the payment of the obligations represented by this Loan Agreement (after giving effect to "cure" provisions, if any) or of any liquidation, insolvency, bankruptcy, reorganization, or similar proceedings relating to the Borrower, all sums payable on this Loan Agreement shall first be paid in full, with interest, if any, before any payment is made upon any other indebtedness, now outstanding or hereinafter incurred, and, in any such event, any payment or distribution of any character which shall be made in respect of any other indebtedness of the Borrower, shall be paid over to the Lender for application to the payment hereof, unless and until the obligations under this Loan Agreement (which shall mean the Principal at Maturity and other obligations arising out of, premium, if any, interest on, and any costs and expenses payable under, this Loan Agreement) shall have been paid and satisfied in full.

Loan Agreement no. 1  - Page 14

15.2 Notices

Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective Parties shall be deemed to have been duly given or made to the Party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement, when delivered to such Party (by certified mail, postage prepaid, hand delivered, telecopier, email or other acceptable form of electronic communication) at its address and attention set forth with its signature below or at such other address as any of the Parties may hereafter notify the others in writing. The Borrower shall be required to provide written notice to Lender of any default under this Agreement (a "Default Notice") or with respect to any similar loan agreement (a "Similar Loan Default Notice") within five (5) days of the occurrence of such default. This Agreement and any other Loan Document may not be amended or otherwise modified without the prior written consent of the Lender.

15.3 Rights and Recourses Cumulative

The rights and remedies of the Parties under this Agreement shall be cumulative and not exclusive of any right or remedy which the Parties would otherwise have and no failure or delay by the Parties in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

15.4 Assignments by the Borrower

The rights of the Borrower hereunder are declared to be purely personal and may therefore not be assigned or transferred, nor can the Borrower assign or transfer any of its obligations, any such assignment being null and void insofar as the Lender is concerned and rendering any balance then outstanding of the Principal at Maturity immediately due and payable at the option of the Lender.

15.5 Assignment by the Lender

The Lender may at any time assign all or any portion of the Loan with the prior written consent of the Borrower, which shall not be unreasonably withheld.

15.6 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

Loan Agreement no. 1  - Page 15

15.7 Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

15.8 Replacement of Previous Agreements

This Agreement replaces and supersedes all verbal or oral agreements, understandings and undertakings between the Lender and the Borrower relating to the Loan.

15.9 Obligation to Pay Absolute

The obligations of the Borrower to make payments on the Principal at Maturity as and when due in accordance with this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances without any right of compensation or set-off and notwithstanding any defence, right of action or claim of any nature whatsoever which the Borrower may at any time have or have had against the Lender, whether in connection with this Agreement or otherwise.

15.10 Usury Laws

15.10.1 To the extent it may lawfully do so, the Borrower hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury Laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Lender in order to enforce any right or remedy under this Agreement or any other Loan Document.

15.10.2 Notwithstanding any provision to the contrary contained in any Loan Document, it is expressly agreed and provided that the total liability of the Borrower under the Loan Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable Law (the "Maximum Rate"), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Borrower may be obligated to pay under the Loan Documents exceed such Maximum Rate.

15.10.3 It is agreed that if the maximum contract rate of interest allowed by Law and applicable to the Loan Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Loan Documents from the effective date thereof forward, unless such application is precluded by Applicable Law.

15.10.4 If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Borrower to the Lender with respect to the Loan, or the Lender otherwise collects moneys that are determined to constitute interest that would otherwise increase the interest on the Loan to an amount in excess of the Maximum Rate, such excess shall be applied by the Lender to the unpaid Principal at or be refunded to the Borrower, the manner of handling such excess to be at the Lender's election.

Loan Agreement no. 1  - Page 16

15.11 Governing Law

This Agreement and the interpretation and enforcement thereof shall be governed by and in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

[Signature pages to follow]

Loan Agreement - Signature Page

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement on the date and in the place first herein above mentioned.

KWESST MICRO SYSTEMS INC., as Borrower

Per:	/s/ Steve Archambault

Address:	155 Terence Matthews Cr., Unit#1, Ottawa, ON K2M 2A8

Attention:	Steve Archambault, Chief Financial Officer

Email:	archambault@kwesst.com

Loan Agreement - Signature Page

WALLEYE OPPORTUNITIES MASTER FUND LTD as Lender

Per:	/s/ William England
William England, CIO of the Manager
Number of KWESST common shares currently held required under TSX Venture Exchange rules

Address:

Attention:

Telephone:

Email:

SCHEDULE "A"

DEFINITIONS

"Affiliate" has the meaning ascribed to it from time to time in the Business Corporations Act (British Columbia);

"Applicable Law" means, with respect to any Person, any Law applicable to such Person or its properties or assets and any judgment or award binding on such Person or its properties or assets;

"Authorization" means any authorization, approval, consent, exemption, licence, permit, franchise or no-action letter from any Governmental Authority having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person's properties or assets;

"Bonus Shares" has the meaning ascribed thereto in Section 3.5;

"Borrower" refers to KWESST Micro Systems Inc. and includes any successor thereto;

"Business Assets" means the property and assets, tangible and intangible, corporeal and incorporeal, movable and immovable, of a specified Person;

"Business Day" means any day excluding Saturday, Sunday or any other day which in Ottawa, Ontario is a legal holiday or a day on which banks are authorized by law or by local proclamation to close; provided for the avoidance of doubt that no such banks shall be considered to be authorized by law or by local proclamation to close as a result of "stay at home", "shelter-in-place", "non-essential employee" or other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in Ottawa, Ontario are generally open for use by customers on such day.

"Call Option Agreements" means that certain Call Option Agreement No. 1 and Call Option Agreement No. 2, each of which are between the Lender and certain insiders (as such term is defined in Policy 1.1) of the Borrower providing for two call options, each for a period of sixty (60) months from the Closing Date, to purchase a certain number of common shares of the Borrower the insiders currently own, the whole in accordance with the terms and conditions set forth therein.

"Capital Stock" means common shares, preferred shares or other equivalent equity interests (howsoever designated) of capital stock of a body corporate, equity preferred or common interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent such ownership interest;

"Change of Control Transaction" means the occurrence after the Closing Date of any of (a) an acquisition after the date hereof by any Person of effective control (whether through legal or beneficial ownership of share capital of the Borrower, by contract or otherwise) of in excess of 50% of the voting securities of the Borrower, (b) the Borrower merges into or consolidates with any other Person, or any Person merges into or consolidates with the Borrower and, after giving effect to such transaction, the shareholders of the Borrower immediately prior to such transaction own less than 50% of the aggregate voting power of the Borrower or the successor entity of such transaction, (c) the Borrower (and all of its subsidiaries, taken as a whole) sells or transfers all or substantially all of its Business Assets to another Person and the shareholders of the Borrower immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (d) the execution by the Borrower of an agreement to which the Borrower is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (c) above.

"Closing Date" has the meaning ascribed thereto in Section 5.1;

"Concurrent Loan Agreement" means the loan agreement between the Borrower and the Lender for an amount of USD $200,000.00 to be entered into concurrently with this Agreement;

"Control" has the meaning ascribed to it from time to time in the Business Corporations Act (British Columbia), and "Controls" and "Controlled" shall have the correlative meanings;

"Default" means any Event of Default or any default, breach, failure, event, state or condition which, unless remedied or waived, with the lapse of time or giving of notice, or both, would constitute an Event of Default;

"Distribution", with respect to any Person, means the payment or declaration of any dividend or the making of any distribution of any kind or character (whether in cash or property but expressly excluding any such distribution by way of the payment of dividends by the issuance of Capital Stock) in respect of any class of the Capital Stock of such Person or to the holders of any class of its Capital Stock;

"Event of Default" means any of the events described in Article 11;

"Exchange" means the TSX Venture Exchange;

"Governmental Authority" means Canada, the Provinces thereof, any other sovereign country and any other regional, municipal, state, provincial, local or other subdivision of any jurisdiction, and any other governmental entity of any such jurisdiction and includes any agency, department, commission, office, régie, ministry, tribunal, central bank or other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

"Indebtedness" of any Person means: (a) all obligations of such Person, contingent or otherwise for borrowed money, including obligations for borrowed money evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person, (c) all capitalized lease liabilities and purchase money obligations of such Person, (d) net hedging obligations of such Person, (e) all obligations of such Person to pay the deferred purchase price of property or services to the extent such obligations bear interest (excluding trade accounts payable in the ordinary course of business), and (f) all contingent liabilities of such Person in respect of any of the foregoing;

"Interest Payment Date" has the meaning ascribed thereto in Section 3.4;

"Insolvency Event" means the occurrence of any of the following events:

1. the Borrower applies for, consents to, or acquiesces in the appointment of a receiver, receiver and manager, statutory manager, trustee or similar official for all or substantially all of its assets; or

2. the Borrower is declared to be insolvent in a final judgment or admits in writing that it is unable to pay its debts generally when they fall due; or

3. the Borrower takes any steps to obtain or is granted protection from its creditors, under any Applicable Law; or

4. (a) the commencement of an involuntary proceeding against the Borrower (i) seeking bankruptcy, liquidation, reorganization, dissolution, winding up, a composition or arrangement with creditors, a readjustment of debts, or other relief with respect to it or its debts under any bankruptcy laws or other customary insolvency actions or (ii) seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its assets, the issuance of a writ of attachment, execution, or similar process, or like relief, and such involuntary proceeding shall remain undismissed and unstayed for a period of 30 days, (b) an order for relief is entered against the Borrower under the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or any other present or future federal bankruptcy or insolvency Laws of Canada, (c) filing by the Borrower of an answer admitting the material allegations of a petition filed against it in any involuntary proceeding commenced against it, or (d) consent by the Borrower to any relief referred to in this paragraph or to the appointment of or taking possession by any such official in any involuntary proceeding commenced against it; or

5. anything analogous or having a substantially similar effect to any of the events specified above happens under the Law of any applicable jurisdiction, including, without limitation, the Borrower taking steps towards filing any plan of arrangement proceeding seeking to restructure its Indebtedness;

"Law" means any international treaty or any federal, provincial, territorial, state, municipal, county or local statute, law, ordinance, code, rule, regulation or order (including any consent, decree or administrative order) or any directive, guideline or policy of any Governmental Authority;

"Lender" means Walleye Capital, LLC, a Minnesota limited liability company, and shall include its successors and assigns;

"Lien" means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner (which for the purposes hereof shall include a possessor under a title retention agreement and a lessee under a capital lease) including by way of mortgage, pledge, charge, lien, assignment by way of security, hypothecation, security interest, conditional sale agreement, deposit arrangement, deemed trust, title retention, capital lease, factoring or securitization arrangement;

"Loan" means, as at any time, the aggregate principal amount which the Lender has agreed to make available to the Borrower pursuant to Section 2.1, any and all interest accruing and owing hereunder and all other moneys which from time to time may be owing and payable to Lender hereunder;

"Loan Documents" refers collectively to this Agreement, the certificates representing the Bonus Shares and the Shares for Debt, if applicable, the Concurrent Loan Agreement, the Call Option Agreements, and each other document, instrument or agreement entered into by or between the Borrower and the Lender in connection with the transactions contemplated herein or therein or which is supplemental hereto or thereto, and "Loan Document" refers to any one thereof;

"Market Price" has the meaning set forth in Policy 1.1;

"Material Subsidiary(ies)" means any Person (i) of which the Borrower, directly or indirectly, owns 50% or more of the equity securities of any kind in such Person, and (ii) the book value of the assets of such Person represents more than 50% of the total book value of the Borrower's consolidated assets;

"Material Adverse Effect" means any undisclosed fact to the Lender which could have a material adverse effect upon (i) the business, financial condition, operations or properties of the Borrower, taken as a whole on an unconsolidated basis, (ii) the rights and remedies of the Lender under this Agreement or the other Loan Documents, or (iii) the ability of the Borrower to perform its obligations under this Agreement;

"Maturity Date" has the meaning ascribed thereto in Section 2.4;

"NI 45-106" means National Instrument 45-106 - Prospectus Exemptions;

"Parties" refers collectively to the Borrower and the Lender, and "Party" refers to any one of them individually;

"Person" means any individual, corporation, company, limited liability company, estate, limited or general partnership, trust, joint venture, other legal entity, unincorporated association or Governmental Authority;

"Policy 1.1" means Policy 1.1 - Interpretation of the Corporate Finance Manual of the Exchange;

"Policy 4.3" means Policy 40.3 - Shares for Debt of the Corporate Finance Manual of the Exchange;

"Principal at Maturity" means USD $220,000.00;

"Qualified Offering" means an equity offering which lists the Borrower's common shares onto the Nasdaq or the NYSE American exchanges;

"Repayment Notice" means the notice to be sent to the Lender by the Borrower under Section 2.5;

"Shares for Debt" means any common shares issued pursuant to Section 12.1.2 and in accordance with Policy 4.3;

"Subsequent Financing" means any subsequent equity financing prior to the Qualified Offering;

"Subsidiary(ies)" of any Person means any Person (i) which is Controlled, directly or indirectly by such first Person or (ii) a majority of whose voting Capital Stock, on a fully diluted basis, is owned directly or indirectly, beneficially or otherwise, by such first Person. A Person shall be deemed to be a Subsidiary of another Person if it is a Subsidiary of a Person that is that other's Subsidiary;

"Taxes" means all taxes of any kind or nature whatsoever including federal large corporation taxes, provincial capital taxes, realty taxes (including utility charges which are collectible like realty taxes), business taxes, property transfer taxes, income taxes, sales taxes, levies, stamp taxes, royalties, duties, and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the Closing Date or at any time in the future, by any Governmental Authority having power to tax, together with penalties, fines, additions to tax and interest thereon, and "Tax" shall have a correlative meaning;

"United States Dollars" or "USD$" means the lawful currency of the United States;

"Withholding Taxes" has the meaning scribed thereto in Section 13.1.

SCHEDULE "B"

EXISTING LIENS

[***]